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                                                                     EXHIBIT 5.1



                                  July 2, 1998



InnerDyne, Inc.
1244 Reamwood Avenue
Sunnyvale, CA 94089

        REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission (the "Commission") on or about July 2, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of your Common Stock reserved for issuance under the 1996 Stock Option Plan and 250,000 shares of your Common Stock (collectively with the 1,000,000 shares reserved for issuance under the 1996 Stock Option Plan, the "Shares") reserved for issuance under the 1991 Employee Stock Purchase Plan (collectively with the 1996 Stock Option Plan, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

        It is our opinion that, when issued and sold in the manner referred to in each Plan and pursuant to the respective agreement which accompanies each grant under a Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                             Sincerely,

                                             VENTURE LAW GROUP
                                             A Professional Corporation



MBW